FOSTER WHEELER REPORTS 2001 YEAR-END RESULTS AND

              ANNOUNCES COMPREHENSIVE PERFORMANCE IMPROVEMENT PLAN


           -- $101.5 Million Charge for Restructuring and Contract Costs

           -- $155.8 Million Reserve for Deferred Tax Assets

           -- Focus on Cash Flow Improvement

           -- Rigorous Review of Operations

           -- Sound Financial Plan for 2002

           -- Aggressive Cost-Reduction Plan

     HAMILTON, BERMUDA, January 29, 2002 -- Foster Wheeler Ltd. (NYSE: FWC) today reported 2001 year-end results and announced that its board of directors has approved a comprehensive plan to make significant improvements to the company's operating performance.

     The plan resulted from a rigorous management review of project backlog, critical business processes at the project level, and all spending categories. In addition to identifying significant performance improvement opportunities, the plan includes an after-tax charge of $101.5 million in the fourth quarter to cover restructuring costs, a reduction of the current value of claims, a reserve for overdue receivables, and cost overruns on seven specific projects. The company has also recorded a reserve of $155.8 million for domestic deferred tax assets.

     "Since joining the company in late October, I have had the opportunity to visit all major offices and several large project construction sites," said Raymond J. Milchovich, chairman, president and CEO. "My time has been spent evaluating the quality and quantity of our backlog and the operating practices being used at the project level.

     "The steps taken as a result of this review are yielding improvements in our financial performance, and I am highly confident that we will meet or exceed our 2002 financial goals.

     "Foster Wheeler enjoys an excellent reputation with our customers for product quality and technological superiority. I believe we can further enhance our performance

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and deliver even greater customer value by concentrating on the core components that make this business profitable--the estimating, bidding, and execution of projects.

     "We have launched a project performance intervention to rapidly effect necessary improvements. I have used this approach and methodology on a number of occasions over the last five years with consistent, breakthrough-level results in the business units where the intervention was applied. I believe that the execution of this improvement plan will lead to a fundamental culture change at Foster Wheeler and we are already seeing encouraging results from these efforts.

     "We are creating a leaner, more flexible, faster moving, more fiscally responsible company, capable of exceeding our customers' expectations and building value for all of our stakeholders," he emphasized.


Phase One: Comprehensive Performance Improvement Plan

o Management has established cash as the key factor in the decision-making process, and is now intensely focused on all aspects of cash management. At the end of 2001, the company had cash and cash equivalents of $224.0 million.


o Management has conducted a thorough review of the quality and quantity of projects in the company's current backlog, including customer commitment, profit, schedule and risk. As a result, management is highly confident that the existing backlog supports the 2002 financial plan.


o Management has performed a detailed analysis of historical project performance to understand the root causes of execution variability. The project performance intervention will accelerate process improvements and produce consistent results across operating companies.


o All remaining areas of cost and spending are being reviewed with a zero base budget approach. On January 15, 2002, corporate center overhead was reduced by 25 percent. Worldwide overhead is currently being evaluated, and management expects to reduce this by 15 percent by the middle of 2003.

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o    A disciplined process has been established for capital spending approvals which has already resulted in significant savings. The 2002 capital budget has been reduced by 68 percent from the average of 1998 to 2001.


Phase Two: Building Competitive Strength

     Once management is satisfied with the progress being made in Phase One, it will institute a careful strategic-portfolio review to validate and refine its current business mix. Foster Wheeler enjoys a number of differentiating strengths upon which it can build and grow, and the review is designed to ensure that each business has the resources, structure and strategic focus to realize its true business potential.


Fourth-Quarter Charge and Reserve

     In fourth quarter 2001, the company recognized an after-tax charge and reserve of $257.3 million. The future net cash effect of these items is expected to be slightly positive in the aggregate.

     The restructuring and contract costs of $101.5 million consisted of:

     o an after-tax charge of $74.5 million (pretax, $114.6 million) for the write-off of seven project overruns ($34.7 million), disputed claims ($24.1 million), and overdue receivables ($15.7 million); and,

     o a restructuring charge of $27 million (pretax, $41.6 million), which included workforce reductions in the United States, subsidiary closures, and the cancellation of a company-owned life insurance program.

     The company also recorded a book reserve of $155.8 million for domestic deferred tax assets under Financial Accounting Standards Board (FASB) Statement No. 109 "Accounting For Income Taxes".


Bank Waivers

     The company has obtained a waiver under its revolving credit facility through April 15, 2002, subject to the satisfaction of certain ongoing conditions, including an extension or refinancing of its lease financing and replacement of its receivables sale arrangement. Having secured such waiver, it is not currently in breach of the financial

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covenants under its revolving credit facility. The company has also received a waiver of the financial covenants under its lease financing through its maturity on February 28, 2002. Management is in discussions with its lenders regarding a long-term extension of the company's credit facility and a replacement for its lease financing and receivables sale arrangement.


Fourth-Quarter and Year-End 2001 Results

     With the after-tax charge and reserve of $257.3 million, as well as the $22.9 million net loss on the previously announced sale of the company's power plant in Mt. Carmel, PA, the net loss in the fourth quarter 2001 was $273.3 million, or $6.68 per share diluted (ps-d) on revenues of $1,039.2 million. In the year-ago fourth quarter, net earnings were $12.3 million or $0.30 ps-d on revenues of $1,088.8 million.

     For the full year ended December 28, 2001, the company had a net loss of $263.1 million or $6.44 ps-d, compared to net earnings of $39.5 million or $.97 ps-d for the year ended December 29, 2000. Revenues for 2001 were $3.4 billion versus $4.0 billion in 2000.

     New orders booked for the quarter ended December 28, 2001 amounted to $1.1 billion compared to $1.0 billion in 2000. New orders booked for the full year were $4.1 billion compared to $4.5 billion in 2000. The backlog of orders totaled $6.0 billion versus $6.1 billion at the end of December 2000.

     At the close of the fourth quarter 2001, the company had cash and cash equivalents of $224.0 million compared to $167.6 million in third quarter 2001, a 34 percent increase. Also, net debt decreased 13 percent from the end of the third quarter to $813.5 million from $932.8 million, although it increased from $776.3 million at year-end 2000.


Engineering and Construction Group Results

     New orders in the Engineering and Construction (E&C) Group during the fourth quarter were $932.1 million compared to $693.5 million in the fourth quarter of 2000,

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making the Group's backlog $4.6 billion versus $4.5 billion at the end of 2000.
The Group had fourth-quarter revenues of $655.5 million, down from $778.1 million in the fourth quarter of 2000.

     For the year, E&C bookings decreased 9.0 percent to $2.8 billion from $3.1 billion in 2000. Revenues were $2.2 billion, compared to $3.0 billion in the same period of last year.


Energy Equipment Group Results

     During the fourth quarter 2001, the Energy Equipment Group's new orders decreased to $184.8 million from $377.2 million for the fourth quarter of 2000. Backlog at the end of the quarter and year was $1.5 billion compared to $1.7 billion in 2000.

     For the year, bookings were $1.3 billion from $1.5 billion in 2000. Revenues for 2001 grew 16 percent to $1.3 billion from $1.1 billion in the same period of last year.

                                      # # #
Notes to Editors:

1.   Financial statements attached.

2. The company will hold a conference call on this announcement on Wednesday, January 30, 2002, at 9 a.m. Eastern Standard Time (U.S.). The call will be accessible to the public by telephone or Webcast. To listen to the call by telephone in the United States, dial 877-692-2588 approximately ten minutes before the call. International access is available by dialing (country code) 973-321-1040. The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.

3. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing and project development, as well as management, research, plant operations, and environmental services. The Corporation's operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our worldwide Web site at www.fwc.com.

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4.   Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the corporation operates. Such forward-looking statements, by their nature, involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project schedules, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, our ability to successfully negotiate a long-term extension of our existing credit facilities, protection and validity of patents and other intellectual property rights, and increasing competition by foreign and domestic companies.


                                     # # #

Attachments


MEDIA CONTACT ONLY:  Alastair Davie  908-730-4444

OTHER INQUIRIES:  908-730-4000


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

                                              FOSTER WHEELER LTD. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENT OF EARNINGS - SUMMARY
                                      (In Thousands of Dollars, Except per Share Amounts)

                                                Three Months Ended                   Twelve Months Ended
                                           December 2001    December 2000     December 2001      December 2000

Unfilled orders                             $  6,016,190     $  6,142,347         $6,016,190      $  6,142,347

New orders booked                              1,112,829          999,826          4,120,392         4,480,000
                                              ==========     ============         ==========         =========

Revenues:
    Operating revenues                           996,292        1,055,996          3,314,615         3,891,361
    Other income                                  42,943           32,764             82,190            77,994
                                              ----------      -----------         ----------         ---------

       Total revenues                          1,039,235        1,088,760          3,396,805         3,969,355
                                              ----------      -----------         ----------         ---------

Cost and Expenses:
    Cost of operating revenues                 1,028,136          973,892          3,118,690         3,565,147
    Selling, general & administrative             65,980           57,063            222,532           219,353
      expenses
    Other deductions/minority interest           118,118           37,768            200,318           113,082
    Dividends on preferred security of
      subsidiary trust                             3,938            3,938             15,750            15,750
                                              ----------      -----------         ----------         ---------

       Total costs and expenses                1,216,172        1,072,661          3,557,290         3,913,332
                                              ----------      -----------         ----------         ---------

(Loss)/earnings before income taxes             (176,937)          16,099           (160,485)           56,023
Provision for income taxes                        96,342            3,769            102,658            16,529
                                              ----------      -----------         ----------         ---------
Net (loss)/earnings                          $  (273,279)     $    12,330        $  (263,143)     $     39,494
                                             ============     ===========        ============     ============

(Loss)/earnings per share:
    Basic and diluted (*)                       $(6.68)        $    0.30            $ (6.44)          $   0.97
                                                =======        =========            ========          ========

Cash dividends paid per share                   $ 0.00         $    0.06            $  0.12           $   0.24
                                                =======        =========            ========          ========

Shares outstanding:
       Basic: Weighted average number
        of shares outstanding (in
        thousands)                                40,896           40,815             40,876            40,798

    Diluted:
       Effect of stock options and                     *                                   *                 7
       Convertible Debt                                *                                   *
                                              ----------      -----------         ----------         ---------
               Total diluted                      40,896           40,815             40,876            40,805
                                             ============     ===========        ============     ============

Notes:

- Includes in the three months and year ended December 2001, contract write-downs of $74,500 after tax ($114,600 pre-tax); restructuring cost of $27,000 after tax ($41,600 pre-tax) and a reserve for deferred tax assets of $155,800.
- Includes in the three months and year ended December 2001, loss on sale of cogeneration plants of $22,900 and $27,900 after tax ($35,300 and $40,300 pre-tax) and increased pension costs of $1,000 and $3,300 after tax ($1,500 and $5,000 pre-tax), respectively.
- Includes in the year ended December 2001, a provision for CEO retirement of $1,800 after tax ($2,700 pre-tax).
* The effect of the stock options and convertible debt were not included in the calculation of diluted earnings per share as they were antidilutive due to the loss.


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

                                          Foster Wheeler Ltd. and Subsidiaries
                                                 Major Business Groups
                                               (In Millions of Dollars)

                                                     Three Months Ended              Twelve Months Ended
                                                December 2001   December 2000   December 2001   December 2000


  Engineering and Construction (E&C)
        Unfilled orders                           $ 4,551.1        $ 4,534.6      $  4,551.1      $  4,534.6
        New orders booked                             932.1            693.5         2,819.7         3,094.6
        Revenues                                      655.5            778.1         2,196.7         2,979.5
        Interest expense                               (0.8)             2.5             0.7             7.1
        (Loss)/earnings before income taxes(1)        (53.8)            24.5           (10.8)           87.9


  Energy Equipment (EE)
        Unfilled orders                             1,493.1          1,727.4         1,493.1         1,727.4
        New orders booked                             184.8            377.2         1,314.5         1,468.7
        Revenues                                      387.8            334.2         1,274.3         1,094.2
        Interest expense                                7.1              9.0            25.8            34.7
        (Loss)/earnings before income taxes(1,2)      (54.0)            14.0           (16.8)           45.1


  Corporate and Financial Services (C&F)(5)
        Unfilled orders                               (28.0)          (119.7)          (28.0)         (119.7)
        New orders booked                              (4.1)           (70.9)          (13.8)          (83.3)
        Revenues                                       (4.1)           (23.5)          (74.2)         (104.3)
        Interest expense (4)                           15.2             12.3            57.8            41.5
        (Loss)/earnings before income taxes(1,2,3)    (69.1)           (22.4)         (132.9)          (77.0)

  Total
        Unfilled orders                             6,016.2          6,142.3         6,016.2         6,142.3
        New orders booked                           1,112.8            999.8         4,120.4         4,480.0
        Revenues                                    1,039.2          1,088.8         3,396.8         3,969.4
        Interest expense (4)                           21.5             23.8            84.3            83.3
        (Loss)/earnings before income taxes          (176.9)            16.1          (160.5)           56.0
        Provision for income taxes                     96.3              3.8           102.6            16.5
                                                 ----------          -------       ---------       ---------
        Net (loss)/earnings                    $     (273.2)         $  12.3       $  (263.1)      $    39.5



(1) Includes in the three months and year ended December 2001, contract write-downs of $114.6 (E&C $67.2; EE $42.4; C&F $5.0), restructuring cost of $41.6 (E&C $1.3; EE $6.1; C&F $34.2) and a reserve for deferred tax assets in C&F $155.8.

(2) Includes in the three months and year ended December 2001, loss on sale of cogeneration plants in EE of $35.3 and $40.3 and increased pension costs in C&F of $1.5 and $5.0 respectively.

(3) Includes in the year ended December 2001, a provision for CEO retirement in C&F of $2.7.

(4)  Includes dividends on preferred security of subsidiary trust.

(5)  Includes intersegment eliminations.